Exhibit 99.1




Contact:          Kelly McAndrew                              Mary Winn Settino
                  Public Relations                            Investor Relations
                  (914) 767-7690                              (914) 767-7216


                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                            JOHN A. QUELCH ELECTED TO
                   THE PEPSI BOTTLING GROUP BOARD OF DIRECTORS

     SOMERS, N.Y., January 28, 2005 - The Pepsi Bottling Group, Inc. (NYSE: PBG) today announced that Professor John A. Quelch has been elected to the Company's Board of Directors, effective immediately. Professor Quelch is Senior Associate Dean for International Development and Lincoln Filene Professor of Business Administration at Harvard Business School, positions he has held since 2001. The addition of Professor Quelch brings the total number of PBG directors up to 11.
     PBG Chairman and Chief Executive Officer John T. Cahill said, "John Quelch is one of the world's foremost authorities on global marketing and branding, as well as an accomplished international educator. His expertise on a wide range of marketing issues, consumer trends and brand management will be a tremendous asset to our Board. We're looking forward to the benefit of John's insight and experience as we continue to execute our strategies for growth."
     Professor Quelch began his teaching career at the University of Western Ontario in 1977. He joined Harvard Business School two years later as an Assistant Professor. Following successive assignments, Professor Quelch was named the Sebastian S. Kresge Professor of Marketing and Co-Chair of the Marketing Department at Harvard Business School in 1993. In 1998, he was named Dean of the London Business School. Professor Quelch returned to Harvard in 2001, where he assumed his current roles.
     Professor Quelch is the author, co-author or editor of 20 books and has published more than 50 articles on marketing and public policy issues in leading management journals, such as the Harvard Business Review, McKinsey Quarterly and Sloan Management Review. He currently serves as a director of WPP Group plc, one of the world's leading communications
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JOHN A. QUELCH ELECTED TO THE PBG BOARD OF DIRECTORS / 2 of 2



services companies, Inverness Medical Innovations, Inc., Loyalty Management UK Ltd., and Accion International, which is a leading microfinance lender. In 2002, the Governor of Massachusetts appointed Professor Quelch Chairman of the Port Authority of Massachusetts. With nearly $500 million in annual revenues, the Port Authority of Massachusetts oversees three airports, the seaport of Boston and extensive waterfront real estate. In addition, Professor Quelch has served as a consultant to more than 50 leading companies in a variety of industries, including consumer products, technology and financial services.
     A native of London, Professor Quelch earned a bachelor's degree and master's degree from Exeter College at Oxford University. He went on to earn an MBA from the Wharton School at the University of Pennsylvania and a master's degree in nutrition policy planning and health services from Harvard University's School of Public Health. Professor Quelch received a doctor of business administration from the Graduate School of Business Administration at Harvard University.
     The Pepsi Bottling Group (www.pbg.com) is the world's largest manufacturer, seller and distributor of Pepsi-Cola beverages with operations in the U.S., Canada, Greece, Mexico, Russia, Spain and Turkey.

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